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Exhibit 99.1

SURGE GLOBAL ENERGY OPENS TWO NEW BOARD SEATS AND APPOINTS GARY W. VANDERGRIFT AS A DIRECTOR
October 26, 2004 09:12:00 AM ET

Surge Global Energy SRGG is pleased to announce that its Board of Directors has authorized the adding of two additional seats to the Board of Directors. The Company has filled one of the seats with Mr. Gary W. Vandergrift.

Mr. Vandergrift has over thirty years of experience in oil and gas exploration, development, technology, and engineering. He has held supervisory engineering positions at Kloepfer Coles Nikiforuk Pennell Associates as well as Placer Development, Ltd. Mr. Vandergrift has held executive positions at Northridge Exploration, Trophy Petroleum, and Dynamo Energy.

Mr. Vandergrift has experience both domestically and internationally. He has provided international property evaluations, development plans, exploration support, and bids for oil and gas concessions in Argentina, Azerbaijan, Cameroon, Indonesia, and Malaysia. In Azerbaijan, he managed several oil properties. Through his developmental plans and drilling expertise, reserves and production were doubled. Mr. Vandergrift has also been recognized by the Azerbaijan government for having a role in the 'Sustainable Development Program,' which implemented strict safety and environmental standards in field operations.

Mr. Vandergrift is currently the President of Dynamo Energy. He is a member of:
The Society of Petroleum Engineers of AIME, The association of professional engineers of British Columbia, The Canadian Institute of Mining and Metallurgy, and the Alberta Association of professional engineers, geologists and geophysicists.

"We are very fortunate to have the support and expertise that Mr. Vandergrift brings to our Board of Directors," stated Frederick C. Berndt, Surge's Vice President. "He will be instrumental in the development and management of all of our prospects."

Surge Global Energy is a company organized for the purpose of exploring oil and gas on a worldwide basis. The company's flagship prospect is the Santa Rosa Prospect in Mendoza, Argentina. The company also has acquired certain domestic gas development interests in West Texas. Additional information will be available as future events occur. One may visit, WWW.SURGEGLOBALENERGY.COM for more information on the Company.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

CONTACT INFORMATION: Surge Global Energy Frederick C. Berndt, 330-244-9720